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      Independent Auditor's Report - Attestation on Management's Assertion
           About Compliance With Article III, Section 3.04 (b) of the Mercantile Credit Card Master Trust Pooling and Servicing Agreement
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Mercantile Credit Card Master Trust
c/o Chemical Bank, as Trustee

Mercantile Bank of Illinois N.A., as Servicer:

We have examined the accompanying assertion made by management on Mercantile Bank of Illinois N.A.'s (MBINA) compliance, as servicer, with the requirements for preparation of the Monthly Servicer Certificates in accordance with Article III, Section 3.04 (b) of the Pooling and Servicing Agreement for the Mercantile Credit Card Master Trust dated as of May 17, 1995, and the applicable provisions of the Supplement, among MBINA as seller and servicer, and Chase Manhattan Bank (formerly Chemical Bank), as Trustee, (the "Agreement") for the year ended August 30, 1996. Management is responsible for MBINA's compliance with the requirements for preparation of the Monthly Servicer Certificates in accordance with Article III, Section
3.04 (b) of the Agreement. Our responsibility is to express an opinion on management's assertion about MBINA's compliance based upon our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about MBINA's compliance with the aforementioned provision of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on MBINA's compliance with that provision.

In our opinion, management's assertion that MBINA was in compliance with the requirements for preparation of the Monthly Servicer Certificates in accordance with Article III, Section 3.04 (b) of the Agreement for the year ended August 30, 1996, except for item number 12 and item number 21 were incorrect on each Monthly Certificate holder's Statement, is fairly stated, in all material respects.

As discussed in management's assertion, for the year ended August 30, 1996 item number 12 and item number 21 were incorrect on each Monthly Certificate holder's Statement.



October 3, 1996

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    Management Report on Mercantile Bank of Illinois National Association's
       Compliance, as Servicer, with Article III, Section 3.04 (b) of the Mercantile Credit Card Master Trust Pooling and Servicing Agreement
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Management of Mercantile Bank of Illinois National Association (MBINA), as
Servicer, is responsible for the preparation of the Monthly Servicer Certificates in compliance with Article III, Section 3.04 (b) of the Pooling and Servicing Agreement for the Mercantile Credit Card Master Trust dated as of May 17, 1995, among MBINA, as seller and servicer, and Chase Manhattan Bank (formerly Chemical Bank), as trustee (the "Agreement").

Management has performed an evaluation of MBINA's compliance with the requirements for preparation of the Monthly Servicer Certificates in accordance with Article III, Section 3.04 (b) of the Agreement for the year ended August 30, 1996. Based upon this evaluation, management believes that, for the year ended August 30, 1996, MBINA, as servicer, was materially in compliance with the requirements for preparation of the Monthly Servicer Certificates in accordance with Article III, Section 3.04 (b) of the Agreement, except for item number 12 and item number 21 were incorrect on each Monthly Certificate holder's Statement.







                                           /s/ Daniel J. Trueman
                                          ----------------------------------
                                          Daniel J. Trueman
                                          Vice President
                                          October 3, 1996